Exhibit 99.1

Atossa Genetics Announces $10 Million At-the-Market

Common Stock Purchase Agreement with

Aspire Capital Fund, LLC

SEATTLE, WA -- May 27, 2016 -- Atossa Genetics, Inc. (NASDAQ: ATOS) today announced that it has entered into a $10 million stock purchase agreement with Aspire Capital Fund, LLC. Under terms of the agreement, after the SEC declares the registration statement related to the transaction effective, Aspire has committed to purchase up to $10 million of Atossa’s common stock over 30 months, based on prevailing market prices over a period preceding each sale.

“Aspire Capital has been an important financial partner over the past three years and we look forward to continuing our work together to execute on our business objectives,” stated Kyle Guse, Chief Financial Officer of Atossa Genetics. “This financial arrangement will provide us with the financial resources and flexibility so that we can raise equity based on favorable market conditions and our evolving working capital needs.”

“We are very pleased to continue our financial relationship with Atossa,” said Steve Martin, Principal of Aspire Capital. “We are very excited about Atossa’s Phase II clinical program and are happy to be part of Atossa’s progress.”

Key aspects of the agreement with Aspire Capital include:

•	Atossa will control the timing and amount of any sales of common stock to Aspire Capital and will know the sales price before directing Aspire Capital to purchase shares;
•	Aspire Capital has no right to require any sales by Atossa, but is obligated to make purchases as Atossa directs, in accordance with the terms of the purchase agreement;
•	Aspire Capital has agreed to a long-only position;
•	There are no limitations on use of proceeds, financial covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the purchase agreement;
•	The purchase agreement may be terminated by Atossa at any time, at its discretion, without any additional cost or penalty; and
•	Atossa has issued shares of its common stock to Aspire Capital as a commitment fee in connection with entering into the purchase agreement.

Atossa will use the net proceeds from the sales of common stock for general corporate purposes and working capital requirements.

Atossa also entered into a registration rights agreement with Aspire Capital in connection with its entry into the purchase agreement that requires the Company to file a registration statement regarding the shares sold to Aspire Capital. A more complete and detailed description of the agreement is set forth in the Company’s Periodic Report on Form 8-K filed today with the U.S. Securities and Exchange Commission.

About Aspire Capital Fund, LLC

Aspire Capital is an institutional investor based in Chicago, Illinois, with a fundamental investment approach. Aspire Capital invests in a wide range of companies and industries emphasizing life sciences, energy and technology.

About Atossa Genetics

Atossa Genetics, Inc. is a clinical-stage pharmaceutical company developing novel therapeutics and delivery methods to treat breast cancer and other breast conditions. For more information, please visit www.atossagenetics.com.

Forward-Looking Statements

Forward-looking statements in this press release, which Atossa undertakes no obligation to update, are subject to risks and uncertainties that may cause actual results to differ materially from the anticipated or estimated future results, including the risks and uncertainties associated with actions and inactions by the FDA, the outcome or timing of regulatory approvals needed by Atossa, lower than anticipated rate of patient enrollment, results of clinical studies, the safety and efficacy of Atossa’s products and services, performance of clinical research organizations and investigators, obstacles resulting from proprietary rights held by others, such as patent rights, and other risks detailed from time to time in Atossa’s filings with the Securities and Exchange Commission, including without limitation its periodic reports on Form 10-K and 10-Q, each as amended and supplemented from time to time.

Atossa Genetics Company Contact:

Atossa Genetics Inc.

Kyle Guse

CFO and General Counsel

(O) 800-351-3902

kyle.guse@atossagenetics.com

Investor Relations Contact:

Scott Gordon

CorProminence LLC

(O) 516-222-2560

scottg@corprominence.com